Exhibit 5.2

LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION

SUITE 2300

150 SOUTH FIFTH STREET

MINNEAPOLIS MN 55402

(612) 335-1500

July 1, 2011	Stephen M. Quinlivan

(612) 335-7076

steve.quinlivan@leonard.com

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

Ladies and Gentlemen:

We have acted as attorneys for Two Harbors Investment Corp. (the “Corporation”) in connection with the preparation of a registration statement on Form S-3 (as amended from time-to-time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the offering by the Corporation of debt securities (“Debt Securities”), preferred stock, $.01 par value per share (“Preferred Stock”), common stock, $.01 par value per share (“Common Stock”), and depositary shares representing Preferred Stock (“Depositary Shares”), evidenced by depositary receipts (the “Receipts”) (the Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Receipts being collectively referred to herein as the “Securities”) as set forth in the Registration Statement, a form of prospectus with respect to the Securities contained therein (the “Prospectus”) and one or more supplements to such Prospectus (each, a “Prospectus Supplement”), for issuance from time-to-time pursuant to Rule 415 of the Act. If so indicated in a Prospectus Supplement, the Debt Securities and Preferred Stock may be convertible or exchangeable into other securities of the Corporation, including Common Stock or Preferred Stock.

Subject to the limitations and other qualifications set forth below:

1. With respect to any Debt Securities to be issued under an indenture (“Indenture”), assuming (a) an Indenture has been duly authorized, executed and delivered by the Corporation and a bank or trust company to be selected by the Corporation, as trustee (the “Indenture”), (b) the taking by the Corporation’s Board of Directors (the “Board”) of all necessary corporate action to authorize and approve the issuance and terms of the Debt Securities, as provided in the Indenture, to be issued in connection therewith, (c) terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the terms of the Indenture, and when duly authorized, executed and authenticated, issued and paid for, it is our opinion that such Debt Securities will be valid and legally binding obligations of the Corporation in accordance with and subject to the terms thereof and of the Indenture, subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (whether considered in a proceeding in equity or at law).

2. With respect to any Depositary Shares, assuming (a) a deposit agreement has been duly authorized, executed and delivered by the Corporation and a bank or trust company to be selected by the Corporation, as depositary (the “Deposit Agreement”), (b) the taking by the Board of all necessary corporate action to authorize and approve the issuance and terms of the series of Preferred Stock to be issued in connection therewith, (c) due filing with the Maryland Department of Assessments and Taxation of the applicable articles supplementary for the particular series of Preferred Stock to be issued, (d) terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the terms of the Deposit Agreement, (e) due issuance and delivery of such series of Preferred Stock, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board, and (f) Receipts evidencing the Depositary Shares are duly issued against the deposit of the applicable series of Preferred Stock in accordance with the Deposit Agreement, it is our opinion that such Receipts will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement, subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (whether considered in a proceeding in equity or at law).

We hereby consent to the use of the foregoing opinion as Exhibit 5.1 of the Registration Statement filed with the Commission under the Act with respect to the Securities. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

LEONARD, STREET AND DEINARD

Professional Association

By	/s/ Stephen M. Quinlivan
Stephen M. Quinlivan